Exhibit 99.1
Silver Stream Announces Termination of Definitive Agreement to Acquire Redstone Resources Corporation
Silver Stream Mining Corporation ("Silver Stream") announces that its Definitive Agreement to acquire Redstone Resources Corporation ("Redstone") through multiple tranches of share purchases, which was signed on May 8, 2014, has been terminated.

Silver Stream completed the required $500,000 of payments to complete the first tranche of investment in Redstone under the Definitive Agreement, giving Silver Stream a 5.8% interest in Redstone.

Over the last six months Silver Stream has conducted due diligence on Redstone's Zonia copper project in Arizona.  After Silver Stream completed its due diligence on the project, it was determined that changes would have to be made to the structure of the deal with Redstone in order to develop a successful plan to attract the project financing required for Zonia.  Silver Stream and Redstone have agreed to terminate the existing Definitive Agreement but remain open to negotiating a newly structured agreement in the future to satisfy financing requirements.

Silver Stream remains a 5.8% shareholder of Redstone with 2.5 million shares, and will exercise all of its rights as a minority shareholder.

Silver Stream's management will continue to pursue attractive projects that will create value for its shareholders.

About Silver Stream: Silver Stream is a natural resource company engaged in the acquisition of, exploration for, and development of, metallic mineral resources in the Americas.  The Company's Technical Advisory Team and Officers, with expertise in geology, engineering and operations provides a foundation to assess other mining projects for potential acquisition or joint venture opportunities throughout the Americas.

FORWARD LOOKING STATEMENTS:

Information contained herein regarding optimism related to the Company's business, expanding exploration, development activities and other such statements are "forward-looking statements". While Silver Stream believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776

market prices for the Company's mineral products, international and domestic economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by applicable law.

Contact:
Silver Stream Mining Corp.
Terrence H. Byberg, President and C.E.O.
Tel: (702) 818-1775
info@silverstreammining.com

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776